Exhibit 10(ad)





                              October 25, 1994

Mr. Robert L. Dilenschneider
The Dilenschneider Group, Inc.
200 Park Avenue, 26th Floor
New York, NY  10166

          Re:  Engagement and Client Relationship Agreement
               --------------------------------------------

Dear Bob:

     We are pleased that The Dilenschneider Group, Inc. ("DGI") has agreed to provide public relations and public affairs services to SafeCard Services, Inc. (the "Company") in 1995 with respect to various matters referred to DGI by the Company, including the federal trademark registration of the name "Ideon" and the reservation of the corporate name "Ideon" in Delaware, Wyoming and New York as well as Florida and California. The Company expects its outside consultants to provide high quality services in a cost efficient manner. We wish to reach agreement with DGI in advance as to the conditions and guidelines that will govern our relationship.

     The services provided by DGI to the Company will be in accordance with the following terms and conditions:

     A. Services. As public affairs and public relations counsel, DGI will:

          1.   maintain an public relations database.
          2.   distribute mass mailings from time to time (with
               Company approval).
          3. distribute Company materials in response to individual requests.
          4.   draft certain press releases.
          5. assist in the development and implementation of programs designed to effect and improve understanding by the public and the employees of the Company's objectives and achievements.
          6. ensure as far as possible that the Company is kept abreast of, and the interests of the Company and its constituents are adequately represented before federal and state governmental bodies in connection with, pending legislation and regulations.
          7. ensure as far as possible that the interests of the Company are adequately represented in civic, charitable and industry organizations on a federal, state and local level.
          8. develop and maintain a database of answers to common questions asked by the media, shareholders and others.
          9. provide advice/counsel to the Company on public affairs and public relations.
          10. develop and help implement a plan for the Company to meet its public affairs and public relations objectives in its business plan.
          11.  handle media and other public relations inquiries.

     B. Professional Fees. The Company will pay DGI a retainer of $100,000 for services to be rendered in 1995, payable in November 1994. We understand that you and Bob Stone will have primary responsibility for the provision of DGI's services to SafeCard. We are aware that during the course of DGI's engagement it may be necessary or advisable, with our prior approval, to delegate various portions of the Company matters to other DGI employees.

     C. Costs and Expenses. We are aware that from time to time it may be necessary for DGI to incur certain costs or expenses related to its representation of the Company. The Company will reimburse DGI for costs or expenses actually incurred and reasonably necessary for completing an assigned matter, as long as the charges for costs and expenses are competitive with other providers of the same products or services. Any expenditures over $3,000 must be approved in advance by the Company. More particularly, the Company will reimburse DGI in accordance with the following guidelines:

          1. Travel. We will reimburse DGI for expenses in connection with out-of-town travel. Unless we approve a different arrangement in advance, we expect to reimburse DGI for its staff's coach class travel, on trips under four hours, and, where necessary, for the reasonable cost of a rental car of a size appropriate to the number of persons using it. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances. We ask that DGI advance all such travel expenses and submit bills for reimbursement.

          2.   Photocopying.  We will reimburse DGI at a maximum of

ten cents ($0.10) per page for normal photocopying done solely for the Company's benefit. Expedited photocopying or oversized document photocopying will be reimbursed at a higher rate only with the Company's prior approval. We expect that you will contract with a photocopying service when the circumstances permit and such photocopying service is expected to result in lower charges to the Company.

          3. Telephone. We will reimburse DGI for long distance telephone calls made in connection with its representation of the Company at the actual cost of such calls to DGI.

          4. Postage/Courier. We will reimburse DGI for postage at your actual cost and for the actual cost of overnight or by-hand couriers only when such services are necessary or are requested by the Company. We ask that DGI plan in advance so as to avoid unnecessary use of overnight or by-hand couriers.

          5. Facsimiles. We will reimburse DGI for the actual cost of long distance facsimiles when such facsimile transmissions are necessary or requested by the Company.

          6. Other Expenses. We will reimburse DGI for such other costs and expenses incurred by it on behalf of the Company
(for example, consulting fees and costs) if requested or agreed to by the Company.

          7. Prohibited Charges. We do not expect to bear the costs for the following: (1) time spent to legal billing, budgets or status reports; (2) secretarial, clerical or word processing services, except overtime approved in advance by the Company; (3) private limousine travel; (4) any special publications or outside research unless we have approved the purchase of such item and copies thereof are provided to us; and (5) legal education seminars.

     D. Billing. We ask that DGI bill the Company monthly in arrears, for costs and expenses incurred during the previous month.

Reimbursable expenses included on each bill will be itemized and categorized among the following: travel, meals, hotel, telephone/facsimile service, photocopying, postage, and other (with a description of the type of expense). DGI should maintain back-up documentation for all expenses for the Company's review as may be necessary. In the event that you forward invoices for certain expenses to be paid directly by the Company, such invoices must be accompanied by back-up documentation and a letter explaining the purpose of the expense.

     In addition, in order to allow us to efficiently coordinate our efforts and properly monitor DGI's ongoing services, we ask that, upon request, DGI work with us to create monthly plans describing the services that it anticipate performing for us during each upcoming month.

     E. Involvement of the Company. We expect DGI to keep us regularly informed of the progress of the matters for which the firm was engaged and to discuss with us any significant potential changes in strategy. DGI will keep us apprised of all material developments in all Company matters and provide notice to us of external reactions to Company events of which DGI becomes aware. All press releases and multi-recipient mailings must be approved by an officer designated by the Company.

     F. Termination. DGI's appointment under this agreement is to extend from January 1, 1995 to December 31, 1995 with an automatic renewal after which it will continue indefinitely unless either party gives 60 days' advance written notice of its desire to terminate or modify the agreement. If terminating the relationship, DGI will give the Company reasonable notice to permit it to obtain alternative representation or services. In such event, DGI will be expected to provide us reasonable assistance in effecting a transfer of responsibilities to the new firm. If this agreement is terminated prior to the end of 1995, DGI will refund an amount equal to $8,333 multiplied by the number of full months remaining on the contract.

     G. Disputes. The laws of the State of Florida shall govern the interpretation of this agreement. Florida shall be the proper venue for any litigation arising out of this agreement.

     H. Exclusivity. During 1995 and for a period of two (2) years from the date of termination, DGI will not furnish public affairs or public relations services to any other entity or person engaged in business competitive with that of the Company.

     The parties agree that in the event a court of competent jurisdiction shall determine that this restrictive covenant is unreasonable as to area or duration, the court shall determine and order implemented a reasonable restrictive covenant as to area and/or duration. This covenant on the part of DGI shall be construed as an agreement independent of any other provision of this agreement; and the existence of any claim or cause of action of DGI against the Company, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

     In the event of a breach or threatened breach by DGI of its obligations under this restrictive covenant, it acknowledges that the Company will not have an adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to restrain it from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from DGI.

     I. Confidentiality. Under this agreement, DGI may have access to, and may become familiar with, various trade secrets within the meaning of the Uniform Trade Secrets Act. These trade secrets are owned by the Company and are regularly used in the operation of its business. All files, records, customer lists, scripts, personnel, sales methods, procedures, concepts, programs, response and renewal rates, products, services, operation methods and analyses, correspondence and similar items, or copies thereof, relating to the business of the Company, whether prepared by the Company or otherwise coming into DGI's possession, shall not be made available or conveyed to any third-party under any circumstances whatsoever without the prior written consent of the Company.


     DGI agrees to forever keep secret and not disclose to others, nor make personal use of, any information concerning the Company's business, which may become known to it during the course of its relationship with the Company, except as required in the course of providing services to the Company.

     It is understood that DGI cannot undertake to verify facts supplied to it by SafeCard or factual matters included in material prepared by DGI and approved by you. SafeCard agrees to indemnify and hold harmless DGI from and against any and all losses, claims, damages, expenses (including reasonable legal expenses) or liabilities which DGI may incur (a) based upon information, representations, reports, data or releases furnished or approved by you or your representatives for use or release by DGI and/or (b) resulting from disputes between DGI and third parties related to and/or within the scope of this agreement except where attributable to DGI's failure to use due care. You also agree to reimburse DGI for time of staff and expenses (including legal expenses) reasonably incurred by DGI in connection with any litigation commenced or threatened against SafeCard (for example, in responding to a document subpoena).

     J. Intellectual Property. All material of whatsoever nature conceived, created or prepared by DGI in the course of its performance under this agreement shall be considered to be a work made for hire. The Company shall be deemed to be the author of all such material conceived, created or prepared by DGI for the Company and the Company is entitled to the entire copyright rights and all other proprietary rights in or relating to such material.

     K. Attorney's Fees. In connection with any litigation arising out of this agreement, the prevailing party shall be entitled to recover all expenses incurred, including but not limited to reasonable attorney's fees, in all jurisdictions and at all levels, including appeals.

     L. Assignment. Neither party may assign any or all of its rights and duties under this agreement without the prior written consent of the other party.

     M. No Waiver. The failure of either party to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

     N. Entire Agreement. This agreement is the entire agreement between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter herein. This agreement may not be modified or amended except by a writing signed by the party against whom enforcement is sought.
The terms of this agreement are superior to and shall supersede any terms contained in any invoice, bill, statement or request submitted by DGI.

     Please review the terms of this agreement carefully, and if you have any questions concerning the foregoing conditions, do not hesitate to contact me. If this agreement is acceptable to you, please acknowledge that you have reviewed it, understand it, and desire to represent the Company on the basis of the terms of this agreement by signing and delivering to me the enclosed copy. We recommend that you keep a copy of this agreement in your files.


                              Very truly yours,

                              SAFECARD SERVICES, INCORPORATED


                         By:  PAUL G. KAHN
                              ------------------------------------
                              Paul G. Kahn
                              Chairman and Chief Executive Officer



THE ABOVE AGREEMENT IS ACCEPTED AND AGREED TO

THE DILENSCHNEIDER GROUP, INC

By:  ROBERT L. DILENSCHNEIDER
     --------------------------------
     Robert L. Dilenschneider


Date:
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